UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Terayon Communication Systems, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

880775105

(CUSIP Number)

July 25, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) WaldenVC II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0

	6	SHARED VOTING POWER 0

	7	SOLE DISPOSITIVE POWER 0

	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON PN

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) WaldenVC II-Side, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0

	6	SHARED VOTING POWER 0

	7	SOLE DISPOSITIVE POWER 0

	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON PN

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) WaldenVC, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0

	6	SHARED VOTING POWER 0

	7	SOLE DISPOSITIVE POWER 0

	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON OO

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Walden Capital Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0

	6	SHARED VOTING POWER 0

	7	SOLE DISPOSITIVE POWER 0

	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON PN

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Walden Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0

	6	SHARED VOTING POWER 0

	7	SOLE DISPOSITIVE POWER 0

	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON PN

Item 1	(a)	NAME OF ISSUER:

Terayon Communication Systems, Inc.

Item 1	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

4988 Great America Parkway Santa Clara, CA 95054

Item 2	(a)	NAME OF PERSON FILING:

WaldenVC II, L.P., a California limited partnership

WaldenVC II-Side, L.P., a California limited partnership

WaldenVC, LLC, a California limited liability company

Walden Capital Partners II, L.P., a California limited partnership

Walden Partners II, L.P., a California limited partnership

Item 2	(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The principal business office of the filing persons above is: 750 Battery Street San Francisco, CA 94111

Item 2	(c)	CITIZENSHIP:

See Item 4 of cover pages

Item 2	(d)	TITLE OF CLASS OF SECURITIES:

Common Stock

Item 2	(e)	CUSIP NUMBER:

880775105

Item 3		If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).

Not applicable

Item 4	OWNERSHIP:

Provide the following information regarding the aggregate number and percentage of the class and securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

See Item 9 of cover pages

(b)	Percent of class:

See Item 11 of cover pages

(c)	Number of shares as to which such person has:

(i) sole power to vote or direct the vote: See Item 5 of cover pages

(ii) shared power to vote or direct the vote: See Item 6 of cover pages

(iii) sole power to dispose or to direct the disposition of: See Item 7 of cover pages

(iv) shared power to dispose or to direct disposition of: See Item 8 of cover pages

Item 5	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

See Item 9

Item 6	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

Item 7	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH AS ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

Item 8	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

Item 9	NOTICE OF DISSOLUTION OF GROUP

The reporting persons listed in Item 2(a) and of the Schedule 13G filed on July 10, 2003 with the Securities and Exchange Commission for Terayon Communication Systems, Inc. have dissolved as a group as of July 25, 2003. All further filings with respect to the Common Stock of Terayon Communication Systems, Inc. will be filed, if required, by members of the group, in their individual capacity.

Item 10	CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 8, 2003	WaldenVC II, L.P.

	By:	WaldenVC, LLC General Partner By: /s/ ARTHUR BERLINER Arthur Berliner Manager

WaldenVC II-Side, L.P.

	By:	WaldenVC, LLC General Partner By: /s/ ARTHUR BERLINER Arthur Berliner Manager

WaldenVC, LLC

	By:	By: /s/ ARTHUR BERLINER Arthur Berliner Manager

Walden Capital Partners II, L.P.

	By:	Walden Partners II, L.P. General Partner By: /s/ ARTHUR BERLINER Arthur Berliner General Partner

Walden Partners II, L.P.

	By:	By: /s/ ARTHUR BERLINER Arthur Berliner General Partner

Exhibit 1

WHEREAS, the statement on Schedule 13G to which this agreement is an exhibit (the “Joint Statement”) is being filed on behalf of two or more persons (collectively, the “Filing Persons”); and

WHEREAS, the Filing Persons prefer to file the Joint Statement on behalf of all Filing Persons rather than individual statements on Schedule 13G on behalf of each of the Filing Persons;

NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Filing Persons:

1.    Each of the Filing Persons is individually eligible to use the Joint Statement.

2.    Each of the Filing Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

3.    Each of the Filing Persons is responsible for the completeness and accuracy of the information concerning such person contained in the Joint Statement.

4.    None of the Filing Persons is responsible for the completeness or accuracy of the information concerning the other Filing Persons contained in the Filing Statement, unless such person knows or has reason to believe that such information is inaccurate.

5.    The undersigned agree that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Filing Persons.

Date: August 8, 2003	WaldenVC II, L.P.

	By:	WaldenVC, LLC General Partner By: /s/ ARTHUR BERLINER Arthur Berliner Manager

WaldenVC II-Side, L.P.

	By:	WaldenVC, LLC General Partner By: /s/ ARTHUR BERLINER Arthur Berliner Manager

WaldenVC, LLC

By:	By: /s/ ARTHUR BERLINER Arthur Berliner Manager

Walden Capital Partners II, L.P.

By:	Walden Partners II, L.P. General Partner By: /s/ ARTHUR BERLINER Arthur Berliner General Partner

Walden Partners II, L.P.

By:	By: /s/ ARTHUR BERLINER Arthur Berliner General Partner